1Q26 Key Financial Data				1Q26 Financial Highlights
PROFITABILITY METRICS	1Q26	4Q25	1Q25

•Net revenue of $7,288 million, including year-over-year increases of 4.1% in net interest income (taxable-equivalent basis) and 6.9% in fee revenue
•Net income of $1,945 million, an increase of 14% year-over-year
•Diluted earnings per common share of $1.18, an increase of 15% year-over-year
•Return on average assets of 1.15% and efficiency ratio of 58.2%, both improved on a year-over-year basis
•Positive operating leverage of 440 basis points from the prior year quarter
•Net interest margin of 2.77%, an increase of 5 basis points on a year-over-year basis
•Noninterest expense relatively stable year-over-year
•CET1 capital ratio of 10.8% at March 31, 2026
•Average total loans increased 3.8% on a year-over-year basis and 2.4% on a linked quarter basis
•Average total deposits increased 1.7% on a year-over-year basis

Return on average assets (%)	1.15	1.19	1.04
Return on average common equity (%)	12.6	13.5	12.3
Return on tangible common equity (%)(a)	17.0	18.4	17.5
Net interest margin (%)	2.77	2.77	2.72
Efficiency ratio (%)(a)	58.2	57.4	60.8

INCOME STATEMENT(b)	1Q26	4Q25	1Q25
Net interest income (taxable-equivalent basis)	$4,291	$4,312	$4,122
Noninterest income	$2,997	$3,053	$2,836
Noninterest expense	$4,265	$4,227	$4,232
Net income attributable to U.S. Bancorp	$1,945	$2,045	$1,709
Diluted earnings per common share	$1.18	$1.26	$1.03
Dividends declared per common share	$.52	$.52	$.50

BALANCE SHEET(b)	1Q26	4Q25	1Q25
Average total loans	$393,560	$384,285	$379,028
Average total deposits	$515,119	$515,142	$506,534
Net charge-off ratio (%)	.56	.54	.59
Book value per common share (period end)	$37.93	$37.55	$34.16
Tangible book value per common share (period end)(a)	$29.56	$29.12	$25.64
Basel III standardized CET1 (%)(c)	10.8	10.8	10.8

(a) See Non-GAAP Financial Measures reconciliation on page 16 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
“In the first quarter, we delivered diluted earnings per share of $1.18, up 15% year-over-year, and a return on tangible common equity of 17%. Strong revenue growth drove 440 basis points of positive operating leverage, as ongoing investments for growth and continued cost savings drove 260 basis points of year‑over‑year improvement in our efficiency ratio. Net interest income growth of 4.1% compared with the prior year was supported by robust loan growth in priority areas, including commercial and credit card, and record consumer deposits. Fee revenue increased 6.9% year-over-year, reflecting improved payments performance and continued momentum across capital markets and investment services businesses. Credit quality and capital levels remain healthy and strong.

These results demonstrate continued execution within our medium‑term financial target ranges and strong momentum across the franchise. Recently announced partnerships with nationally recognized brands such as Amazon and the NFL reinforce the scale, relevance, and growth potential of our diversified business model. With disciplined risk management and consistent execution, we are positioned to deliver sustainable returns and long‑term value. On behalf of my U.S. Bank colleagues, I thank our clients and shareholders for their continued trust and support.”
— Gunjan Kedia, CEO, U.S. Bancorp

Business and Other Highlights
Amazon and U.S. Bank Launch New Small Business Credit Cards
Amazon announced it is transitioning its small business credit card portfolio to U.S. Bank and the Mastercard network, introducing a new Prime Business Card and a new Amazon Business Card available this spring. The Prime Business Card will offer Prime members 5% back on Amazon purchases, while the Amazon Business Card will provide 3% back for customers without a Prime membership, with both cards featuring enhanced rewards for off-Amazon spending, flexible credit terms, and no annual fees. Designed to integrate seamlessly with Amazon Business purchasing and spend management tools, the new cards aim to help small businesses better manage cash flow and earn rewards wherever they shop. Issued by U.S. Bank, the partnership expands its small business payments offerings while leveraging Mastercard’s global network, security, and data-driven capabilities to deliver greater value, simplicity, and control for small business customers.

U.S. Bank and NFL Announce Partnership Centered on Banking and Wealth Management
The NFL and U.S. Bank announced a new multi‑year partnership naming U.S. Bank an official bank and wealth management sponsor of the league, building on a trusted relationship that spans more than 20 years. The agreement includes U.S. Bank becoming the presenting sponsor of the Super Bowl MVP Award beginning with Super Bowl LXI and a top‑tier sponsor of the NFL FLAG Championships. A key focus of the partnership is player financial empowerment, with U.S. Bank creating a Financial Edge™ program to support athletes throughout their careers and beyond. The program will address areas such as cash flow, saving strategies, long‑term wealth, entrepreneurship, and life after football. The partnership also reflects U.S. Bank’s extensive experience in sports finance and includes plans for a joint corporate social responsibility initiative and future fan-focused activations.

Investor contact: Angie Jeyaraj, Angie.Jeyaraj@usbank.com | Media contact: Jeff Shelman, Jeffrey.Shelman@usbank.com

U.S. Bancorp First Quarter 2026 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)
				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25

Net interest income	$4,263	$4,284	$4,092	(.5)	4.2
Taxable-equivalent adjustment	28	28	30	—	(6.7)
Net interest income (taxable-equivalent basis)	4,291	4,312	4,122	(.5)	4.1
Noninterest income	2,997	3,053	2,836	(1.8)	5.7
Total net revenue	7,288	7,365	6,958	(1.0)	4.7
Noninterest expense	4,265	4,227	4,232.9		.8
Income before provision and income taxes	3,023	3,138	2,726	(3.7)	10.9
Provision for credit losses	576	577	537	(.2)	7.3
Income before taxes	2,447	2,561	2,189	(4.5)	11.8
Income taxes and taxable-equivalent adjustment	497	510	473	(2.5)	5.1
Net income	1,950	2,051	1,716	(4.9)	13.6
Net (income) loss attributable to noncontrolling interests	(5)	(6)	(7)	16.7	28.6
Net income attributable to U.S. Bancorp	$1,945	$2,045	$1,709	(4.9)	13.8
Net income applicable to U.S. Bancorp common shareholders	$1,841	$1,965	$1,603	(6.3)	14.8
Diluted earnings per common share	$1.18	$1.26	$1.03	(6.3)	14.6

Net income attributable to U.S. Bancorp was $1,945 million for the first quarter of 2026, $236 million higher than the first quarter of 2025 and $100 million lower than the fourth quarter of 2025. Diluted earnings per common share was $1.18 in the first quarter of 2026, compared with $1.03 in the first quarter of 2025 and $1.26 in the fourth quarter of 2025.
The year-over-year increase in net income attributable to U.S. Bancorp was driven by higher total net revenue, partially offset by higher noninterest expense and higher provision for credit losses. Net interest income increased 4.1 percent on a taxable-equivalent basis, primarily due to loan growth, improved earning asset mix, and fixed asset repricing, while net interest margin increased to 2.77 percent from 2.72 percent. Noninterest income increased 5.7 percent, reflecting higher revenue across most categories. Noninterest expense increased 0.8 percent primarily due to higher marketing and business development expense and technology and communications expense, partially offset by lower compensation and employee benefits expense. The provision for credit losses increased 7.3 percent, primarily due to loan portfolio growth.
Compared with the fourth quarter of 2025, net income attributable to U.S. Bancorp decreased primarily due to lower total net revenue and higher noninterest expense. Net interest income decreased 0.5 percent on a taxable-equivalent basis, primarily driven by fewer days in the quarter and deposit seasonality, partially offset by growth in loans, while net interest margin was stable. Noninterest income decreased primarily due to seasonally lower card revenue and capital markets revenue, as well as losses from repositioning a portion of the securities portfolio, partially offset by higher mortgage banking revenue. Noninterest expense increased 0.9 percent reflecting higher compensation and employee benefits expense and higher marketing and business development expense. The provision for credit losses remained relatively stable with a decrease of 0.2 percent.

U.S. Bancorp First Quarter 2026 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25

Components of net interest income
Income on earning assets	$7,866	$7,951	$7,546	$(85)	$320
Expense on interest-bearing liabilities	3,575	3,639	3,424	(64)	151
Net interest income	$4,291	$4,312	$4,122	$(21)	$169

Average yields and rates paid
Earning assets yield	5.09%	5.10%	4.99%	(.01)%	.10%
Rate paid on interest-bearing liabilities	2.81	2.83	2.75	(.02)	.06
Gross interest margin	2.28%	2.27%	2.24%	.01%	.04%
Net interest margin	2.77%	2.77%	2.72%	—%	.05%

Average balances
Investment securities(a)	$171,471	$172,039	$171,178	$(568)	$293
Loans held for sale	2,326	2,775	1,823	(449)	503
Loans	393,560	384,285	379,028	9,275	14,532
Interest-bearing deposits with banks	38,855	42,705	43,735	(3,850)	(4,880)
Other earning assets	17,950	18,413	14,466	(463)	3,484
Earning assets	624,162	620,217	610,230	3,945	13,932
Interest-bearing liabilities	515,578	509,378	504,023	6,200	11,555

(a) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis was $4,291 million in the first quarter of 2026, an increase of $169 million (4.1 percent) compared with the first quarter of 2025. The increase primarily reflected loan growth, improved earning asset mix, and benefits from fixed asset repricing. Average earning assets were $13.9 billion (2.3 percent) higher than the first quarter of 2025, reflecting increases of $14.5 billion (3.8 percent) in average loans, and $3.5 billion (24.1 percent) in average other earning assets, partially offset by a decrease of $4.9 billion (11.2 percent) in average interest-bearing deposits with banks.
On a linked quarter basis, net interest income on a taxable-equivalent basis decreased $21 million (0.5 percent) primarily driven by fewer days in the quarter and deposit seasonality, partially offset by loan growth. Average earning assets were $3.9 billion (0.6 percent) higher on a linked quarter basis, reflecting an increase of $9.3 billion (2.4 percent) in average loans, partially offset by a decrease of $3.9 billion (9.0 percent) in average interest-bearing deposits with banks.
Net interest margin was 2.77 percent in the first quarter of 2026, compared with 2.72 percent in the first quarter of 2025 and 2.77 percent in the fourth quarter of 2025. The increase in net interest margin compared with the prior year quarter was primarily due to the benefits from fixed asset repricing. Net interest margin was stable on a linked quarter basis.

U.S. Bancorp First Quarter 2026 Results

AVERAGE LOANS
($ in millions)				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25

Commercial(a)	$145,397	$138,807	$130,252	4.7	11.6
Lease financing	4,436	4,307	4,199	3.0	5.6
Total commercial(a)	149,833	143,114	134,451	4.7	11.4

Commercial mortgages	39,969	38,698	38,624	3.3	3.5
Construction and development	9,439	9,792	10,266	(3.6)	(8.1)
Total commercial real estate	49,408	48,490	48,890	1.9	1.1

Residential mortgages	116,690	115,390	118,844	1.1	(1.8)

Credit card(a)	37,341	37,019	35,083.9		6.4

Retail leasing	3,525	3,572	3,990	(1.3)	(11.7)
Home equity and second mortgages	13,972	13,922	13,542.4		3.2
Other	22,791	22,778	24,228.1		(5.9)
Total other retail	40,288	40,272	41,760	—	(3.5)

Total loans	$393,560	$384,285	$379,028	2.4	3.8

(a)Effective January 1, 2026, U.S. Bancorp reclassified small business credit card loans from the 'Commercial' loan portfolio to the 'Credit card' loan portfolio. Prior period balances have been conformed to current period presentation.
Average total loans for the first quarter of 2026 increased $14.5 billion (3.8 percent) compared with the first quarter of 2025. The increase was driven by higher total commercial loans and credit card loans, partially offset by declines in residential mortgages and total other retail loans. Growth in total commercial loans reflected higher loans to financial institutions, partially offset by lower corporate and other commercial loans, while credit card loan growth reflected higher sales volume. Declines in residential mortgages and other retail loans were primarily due to loan sales in the second quarter of 2025.
Compared with the fourth quarter of 2025, average total loans increased $9.3 billion (2.4 percent) driven by higher total commercial loans and residential mortgages. Growth in total commercial loans reflected higher corporate loans and loans to financial institutions, while the increase in residential mortgages was primarily driven by originations.

U.S. Bancorp First Quarter 2026 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25

Noninterest-bearing deposits	$80,628	$83,295	$79,696	(3.2)	1.2
Interest-bearing savings deposits
Interest checking	130,600	131,055	125,651	(.3)	3.9
Money market savings	188,986	186,119	195,442	1.5	(3.3)
Savings accounts	68,305	64,207	50,271	6.4	35.9
Total savings deposits	387,891	381,381	371,364	1.7	4.5
Time deposits	46,600	50,466	55,474	(7.7)	(16.0)
Total interest-bearing deposits	434,491	431,847	426,838.6		1.8
Total deposits	$515,119	$515,142	$506,534	—	1.7

Average total deposits in the first quarter of 2026 increased $8.6 billion (1.7 percent) compared with the first quarter of 2025. Average noninterest-bearing deposits grew, driven by higher balances in Wealth, Corporate, Commercial and Institutional Banking, partially offset by declines in Consumer and Business Banking. Average total savings deposits increased driven by growth in Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking, partially offset by decreases in Treasury and Corporate Support. Average time deposits declined mainly within Wealth, Corporate, Commercial and Institutional Banking and Treasury and Corporate Support, partially offset by increases in Consumer and Business Banking. Changes in time deposits reflect balances managed as an alternative to other funding sources, based on relative pricing and liquidity considerations.

Compared with the fourth quarter of 2025, average total deposits were relatively flat. Seasonal decreases in average noninterest-bearing deposits within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking, and lower average time deposits, reflecting decreases in Consumer and Business Banking and Treasury and Corporate Support, were partially offset by an increase in average total savings deposits driven by increases in Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking.

U.S. Bancorp First Quarter 2026 Results

NONINTEREST INCOME(a)
($ in millions)				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25

Card revenue(b)	$391	$427	$374	(8.4)	4.5
Corporate payment and treasury management revenue(b)(c)	408	396	400	3.0	2.0
Merchant processing services	436	440	415	(.9)	5.1
Trust and investment management fees	745	756	680	(1.5)	9.6
Lending and deposit-related fees(c)(d)	294	302	266	(2.6)	10.5
Capital markets revenue(d)(e)	377	389	292	(3.1)	29.1
Mortgage banking revenue	161	130	173	23.8	(6.9)
Investment products fees	97	101	87	(4.0)	11.5
Other(e)	123	109	149	12.8	(17.4)
Total fee revenue	3,032	3,050	2,836	(.6)	6.9
Securities gains (losses), net	(35)	3	—	nm	nm
Total noninterest income	$2,997	$3,053	$2,836	(1.8)	5.7

Effective January 1, 2026, U.S. Bancorp made changes and reclassifications to certain fee revenue items. Prior period balances have been conformed to current period presentation to reflect the reclassifications described below:
(a)'Corporate payment products revenue' has been renamed 'Corporate payment and treasury management revenue', and 'Service charges' has been renamed 'Lending and deposit-related fees'.
(b)Stored-value card revenue was reclassified from 'Card revenue' to 'Corporate payment and treasury management revenue'.
(c)Treasury management services revenue was reclassified from 'Lending and deposit-related fees' to 'Corporate payment and treasury management revenue'.
(d)Loan and leasing fees was reclassified from 'Capital markets revenue' to 'Lending and deposit-related fees'.
(e)Impact Finance tax credit investment syndication fee revenue and related fees was reclassified from 'Other' noninterest income to 'Capital markets revenue'.
First quarter noninterest income of $2,997 million increased $161 million (5.7 percent) compared with the first quarter of 2025. The increase was driven by higher card revenue reflecting increased credit card sales volume, higher merchant processing services revenue due to favorable rates, higher trust and investment management fees driven by business growth and favorable market conditions, higher lending and deposit-related fees, and higher capital markets revenue primarily due to higher client-related derivative activity, corporate bond underwriting fees and favorable market conditions. The increases were partially offset by lower other revenue, and losses from repositioning a portion of the securities portfolio.
Compared with the fourth quarter of 2025, noninterest income decreased $56 million (1.8 percent). The decrease was driven by lower card revenue due to seasonality, losses from repositioning a portion of the securities portfolio, and lower capital markets revenue due to the timing of tax credit syndications, partially offset by higher corporate bond underwriting fees and favorable market conditions. These decreases were partially offset by higher mortgage banking revenue due to the change in fair value of mortgage servicing rights, net of hedging activities.

U.S. Bancorp First Quarter 2026 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25

Compensation and employee benefits	$2,628	$2,529	$2,637	3.9	(.3)
Net occupancy and equipment	304	320	306	(5.0)	(.7)
Professional services	92	144	98	(36.1)	(6.1)
Marketing and business development	217	187	182	16.0	19.2
Technology and communications	573	584	533	(1.9)	7.5
Other intangibles	110	126	123	(12.7)	(10.6)
Other	341	337	353	1.2	(3.4)
Total noninterest expense	$4,265	$4,227	$4,232.9		.8

First quarter noninterest expense was $4,265 million, an increase of $33 million (0.8 percent), compared with the first quarter of 2025. The increase was driven by marketing and business development expense primarily due to increased initiatives, as well as higher technology and communications expense reflecting investments in product and technology development. These increases were partially offset by lower compensation and employee benefits expense, primarily due to cost savings from operational efficiencies, partially offset by merit increases, lower other intangibles expense, and lower other noninterest expense.
Compared with the fourth quarter of 2025, noninterest expense increased $38 million (0.9 percent). The increase was driven by seasonally higher compensation and employee benefits expense and higher marketing and business development expense. These increases were partially offset by lower net occupancy and equipment expense, related to the timing of projects, and lower professional services expense, due to the timing of initiatives.

Provision for Income Taxes
The provision for income taxes for the first quarter of 2026 resulted in a tax rate of 20.3 percent on a taxable-equivalent basis (effective tax rate of 19.4 percent), compared with 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.5 percent) in the first quarter of 2025, and 19.9 percent on a taxable-equivalent basis (effective tax rate of 19.0 percent) in the fourth quarter of 2025.

U.S. Bancorp First Quarter 2026 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	1Q 2026	%(a)	4Q 2025	%(a)	3Q 2025	%(a)	2Q 2025	%(a)	1Q 2025	%(a)
Balance, beginning of period	$7,947		$7,897		$7,862		$7,915		$7,925
Net charge-offs
Commercial(b)	117.33		101.29		23.07		59.18		97.30
Lease financing	4.37		5.46		7.65		6.57		4.39
Total commercial(b)	121.33		106.29		30.09		65.19		101.30
Commercial mortgages	2.02		(3)	(.03)	103	1.06	57.60		(5)	(.05)
Construction and development	(10)	(.43)	—	—	—	—	—	—	1.04
Total commercial real estate	(8)	(.07)	(3)	(.02)	103.85		57.47		(4)	(.03)

Residential mortgages	(1)	—	(2)	(.01)	(1)	—	(1)	—	—	—

Credit card(b)	365	3.96	358	3.84	346	3.80	380	4.30	387	4.47

Retail leasing	18	2.07	17	1.89	17	1.81	10	1.04	13	1.32
Home equity and second mortgages	1.03		1.03		(2)	(.06)	—	—	(1)	(.03)
Other	50.89		50.87		43.76		43.73		51.85
Total other retail	69.69		68.67		58.57		53.52		63.61
Total net charge-offs	546.56		527.54		536.56		554.59		547.59
Provision for credit losses	576		577		571		501		537
Balance, end of period	$7,977		$7,947		$7,897		$7,862		$7,915
Components
Allowance for loan losses	$7,646		$7,605		$7,557		$7,537		$7,584
Liability for unfunded credit commitments	331		342		340		325		331
Total allowance for credit losses	$7,977		$7,947		$7,897		$7,862		$7,915

Gross charge-offs	$683		$651		$669		$683		$690
Gross recoveries	$137		$124		$133		$129		$143

Allowance for credit losses as a percentage of
Period-end loans (%)	2.00		2.03		2.06		2.07		2.07
Nonperforming loans (%)	536		514		490		480		470
Nonperforming assets (%)	522		500		477		468		458

(a) Annualized and calculated on average loan balances.
(b) Effective January 1, 2026, U.S. Bancorp reclassified small business credit card loans from the 'Commercial' loan portfolio to the 'Credit card' loan portfolio. Prior period balances have been conformed to current period presentation.

U.S. Bancorp First Quarter 2026 Results
The provision for credit losses was $576 million for the first quarter of 2026, compared with $577 million in the fourth quarter of 2025 and $537 million in the first quarter of 2025. The increase on a year-over-year basis was primarily driven by loan portfolio growth. The provision on a linked quarter basis was relatively stable. The Company continues to monitor economic uncertainty related to interest rates, inflationary pressures, including those related to evolving trade policy and geopolitical events, as well as other economic factors that may affect the financial strength of corporate and consumer borrowers.
Total net charge-offs were $546 million in the first quarter of 2026, compared with $527 million in the fourth quarter of 2025 and $547 million in the first quarter of 2025. The net charge-off ratio was 0.56 percent compared with 0.54 percent in the fourth quarter of 2025 and 0.59 percent in the first quarter of 2025. The increase in net charge-offs on a linked quarter basis was driven by higher net charge-offs on commercial loans and credit card portfolios. The decrease in net charge-offs on a year-over-year basis reflected lower net charge-offs on credit card portfolios, partially offset by increased net charge-offs on commercial loans.
The allowance for credit losses was $7,977 million at March 31, 2026, compared with $7,947 million at December 31, 2025, and $7,915 million at March 31, 2025. The increase in the allowance for credit losses on a linked quarter basis was primarily driven by loan portfolio growth. The increase in the allowance for credit losses on a year-over-year basis was primarily driven by loan portfolio growth, partially offset by improved credit quality. The allowance for credit losses represented 2.00 percent of period-end loans at March 31, 2026 and 536 percent of nonperforming loans at March 31, 2026.
Nonperforming assets were $1,528 million at March 31, 2026, compared with $1,590 million at December 31, 2025, and $1,727 million at March 31, 2025. The decrease on a linked quarter basis was primarily due to the resolution of commercial nonperforming loans, while the decrease from the prior year was primarily due to the resolution of commercial real estate nonperforming loans, partially offset by higher commercial nonperforming loans and residential mortgages. The ratio of nonperforming assets to loans and other real estate was 0.38 percent at March 31, 2026. Accruing loans 90 days or more past due were $847 million at March 31, 2026, compared with $853 million at December 31, 2025, and $796 million at March 31, 2025. The linked quarter decrease in accruing loans 90 days or more past due was primarily due to lower residential mortgage delinquencies, partially offset by higher commercial loan delinquencies, while the increase from the prior year was primarily due to higher residential mortgage delinquencies remaining on accrual with support from strong housing values and higher commercial loan delinquencies.

U.S. Bancorp First Quarter 2026 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Mar 31 2026	Dec 31 2025	Sep 30 2025	Jun 30 2025	Mar 31 2025

Delinquent loan ratios - 90 days or more past due
Commercial(a)	.02	.01	.01	.01	.01
Commercial real estate	.03	.03	.04	.28	.01
Residential mortgages	.23	.25	.26	.28	.19
Credit card(a)	1.29	1.27	1.26	1.26	1.40
Other retail	.13	.13	.13	.13	.14
Total loans	.21	.22	.22	.25	.21

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial(a)	.44	.50	.52	.42	.46
Commercial real estate	1.07	1.09	1.24	1.86	1.62
Residential mortgages	.36	.38	.38	.40	.31
Credit card(a)	1.29	1.27	1.26	1.26	1.40
Other retail	.52	.53	.51	.51	.50
Total loans	.58	.61	.64	.68	.65

(a) Effective January 1, 2026, U.S. Bancorp reclassified small business credit card loans from the 'Commercial' loan portfolio to the 'Credit card' loan portfolio. Prior period balances have been conformed to current period presentation.

ASSET QUALITY(a)
($ in millions)
	Mar 31 2026	Dec 31 2025	Sep 30 2025	Jun 30 2025	Mar 31 2025
Nonperforming loans
Commercial	$622	$695	$708	$548	$589
Lease financing	26	22	25	27	27
Total commercial	648	717	733	575	616
Commercial mortgages	488	504	558	732	745
Construction and development	34	14	21	31	35
Total commercial real estate	522	518	579	763	780
Residential mortgages	159	151	143	145	141
Credit card	—	—	—	—	—
Other retail	159	161	155	154	148
Total nonperforming loans	1,488	1,547	1,610	1,637	1,685
Other real estate	22	24	23	21	23
Other nonperforming assets	18	19	21	22	19
Total nonperforming assets	$1,528	$1,590	$1,654	$1,680	$1,727
Accruing loans 90 days or more past due	$847	$853	$840	$966	$796
Nonperforming assets to loans plus ORE (%)	.38	.41	.43	.44	.45

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp First Quarter 2026 Results

COMMON SHARES
(Millions)	1Q 2026	4Q 2025	3Q 2025	2Q 2025	1Q 2025

Beginning shares outstanding	1,555	1,556	1,558	1,560	1,560
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	5	2	—	—	4
Shares repurchased	(5)	(3)	(2)	(2)	(4)
Ending shares outstanding	1,555	1,555	1,556	1,558	1,560

CAPITAL POSITION				Preliminary Data
($ in millions)	Mar 31 2026	Dec 31 2025	Sep 30 2025	Jun 30 2025	Mar 31 2025

Total U.S. Bancorp shareholders' equity	$65,786	$65,193	$63,340	$61,438	$60,096

Basel III Standardized Approach
Common equity tier 1 capital	$52,648	$51,665	$50,587	$49,382	$48,482
Tier 1 capital	59,899	58,917	57,839	56,630	55,736
Total risk-based capital	69,163	68,087	66,820	65,752	64,989

Common equity tier 1 capital ratio	10.8%	10.8%	10.9%	10.7%	10.8%
Tier 1 capital ratio	12.3	12.3	12.4	12.3	12.4
Total risk-based capital ratio	14.2	14.2	14.4	14.3	14.4
Leverage ratio	8.8	8.7	8.6	8.5	8.4

Common equity to assets	8.4	8.4	8.1	8.0	7.9
Tangible common equity to tangible assets(a)	6.7	6.7	6.4	6.1	6.0
Tangible common equity to risk-weighted assets(a)	9.4	9.4	9.3	9.0	8.9

(a)See Non-GAAP Financial Measures reconciliation on page 16.

Total U.S. Bancorp shareholders’ equity was $65.8 billion at March 31, 2026, compared with $65.2 billion at December 31, 2025, and $60.1 billion at March 31, 2025. During the first quarter of 2026, the Company continued share repurchases under its $5.0 billion common stock repurchase authorization, including repurchases in connection with its stock-based compensation plans.

All regulatory capital ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.8 percent at March 31, 2026, unchanged from December 31, 2025, and March 31, 2025.

U.S. Bancorp First Quarter 2026 Results

Investor Conference Call
On Thursday, April 16, 2026 at 7 a.m. CT, Chief Executive Officer Gunjan Kedia and Vice Chair and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, “News & events” and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available beginning at approximately 10 a.m. CT on April 16, 2026. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, “News & events” and “Webcasts & presentations.”

About U.S. Bancorp
Headquartered in Minneapolis, U.S. Bancorp is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The company's three major business lines serve 15 million clients throughout the United States, Canada and Europe, and its team of nearly 70,000 people invest their hearts and minds to power human potential every day. Ranked 105th on the Fortune 500, U.S. Bancorp is deeply respected for its culture and long-term stewardship and admired for its diversified business mix and product capabilities.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects, targets, initiatives and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business, political and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements and any credit card interest rate caps, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in trade policy, including the imposition of tariffs or the impacts of retaliatory tariffs;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;
•Increases in FDIC assessments, including due to bank failures;
•Actions taken by governmental agencies to stabilize or reform the financial system and the effectiveness of such actions;
•Turmoil and volatility in the financial services industry;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•Impacts of current, pending or future litigation and governmental proceedings;
•Increased competitive pressure;
•Effects of climate change and related physical and transition risks;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;

U.S. Bancorp First Quarter 2026 Results
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events, including due to the continuation of the conflict in the Middle East;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions, such as the pending acquisition of Condor Trading LP and its subsidiaries, including BTIG, LLC, and related integration, including that the expected benefits may take longer than anticipated to achieve or may not be achieved in entirety or at all and the costs relating to the combination may be greater than expected;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, and liquidity risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2025, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets,
•Tangible common equity to risk-weighted assets,
•Tangible book value per common share, and
•Return on tangible common equity.
These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”) or in banking regulations. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, operating leverage, net interest margin, and tax rate.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2026	2025
Interest Income
Loans	$5,526	$5,533
Loans held for sale	35	28
Investment securities	1,303	1,308
Other interest income	974	647
Total interest income	7,838	7,516
Interest Expense
Deposits	2,284	2,511
Short-term borrowings	645	249
Long-term debt	646	664
Total interest expense	3,575	3,424
Net interest income	4,263	4,092
Provision for credit losses	576	537
Net interest income after provision for credit losses	3,687	3,555
Noninterest Income(a)
Card revenue(b)	391	374
Corporate payment and treasury management revenue(b)(c)	408	400
Merchant processing services	436	415
Trust and investment management fees	745	680
Lending and deposit-related fees(c)(d)	294	266
Capital markets revenue(d)(e)	377	292
Mortgage banking revenue	161	173
Investment products fees	97	87
Securities gains (losses), net	(35)	—
Other(e)	123	149
Total noninterest income	2,997	2,836
Noninterest Expense
Compensation and employee benefits	2,628	2,637
Net occupancy and equipment	304	306
Professional services	92	98
Marketing and business development	217	182
Technology and communications	573	533
Other intangibles	110	123
Other	341	353
Total noninterest expense	4,265	4,232
Income before income taxes	2,419	2,159
Applicable income taxes	469	443
Net income	1,950	1,716
Net (income) loss attributable to noncontrolling interests	(5)	(7)
Net income attributable to U.S. Bancorp	$1,945	$1,709
Net income applicable to U.S. Bancorp common shareholders	$1,841	$1,603

Earnings per common share	$1.18	$1.03
Diluted earnings per common share	$1.18	$1.03
Dividends declared per common share	$.52	$.50
Average common shares outstanding	1,554	1,559
Average diluted common shares outstanding	1,555	1,560
Effective January 1, 2026, U.S. Bancorp made changes and reclassifications to certain fee revenue items. Prior period balances have been conformed to current period presentation to reflect the reclassifications described below:
(a) 'Corporate payment products revenue' has been renamed 'Corporate payment and treasury management revenue', and 'Service charges' has been renamed 'Lending and deposit-related fees'.
(b) Stored-value card revenue was reclassified from 'Card revenue' to 'Corporate payment and treasury management revenue'.
(c) Treasury management services revenue was reclassified from 'Lending and deposit-related fees' to 'Corporate payment and treasury management revenue'.
(d) Loan and leasing fees was reclassified from 'Capital markets revenue' to 'Lending and deposit-related fees'.
(e) Impact Finance tax credit investment syndication fee revenue and related fees was reclassified from 'Other' noninterest income to 'Capital markets revenue'.

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions) (Unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
Assets
Cash and due from banks	$48,420	$46,890	$50,013
Investment securities
Held-to-maturity	75,442	76,170	78,008
Available-for-sale	93,464	90,838	86,774
Loans held for sale	2,928	2,538	1,746
Loans
Commercial(a)	154,095	148,161	138,331
Commercial real estate	49,971	48,920	48,334
Residential mortgages	117,285	115,885	118,907
Credit card(a)	37,654	38,031	34,973
Other retail	40,791	40,338	41,274
Total loans	399,796	391,335	381,819
Less allowance for loan losses	(7,646)	(7,605)	(7,584)
Net loans	392,150	383,730	374,235
Premises and equipment	3,819	3,768	3,582
Goodwill	12,625	12,635	12,555
Other intangible assets	4,799	4,904	5,381
Other assets	67,351	70,872	64,195
Total assets	$700,998	$692,345	$676,489

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$85,300	$84,116	$84,086
Interest-bearing	442,878	438,100	428,439
Total deposits	528,178	522,216	512,525
Short-term borrowings	17,859	17,162	17,158
Long-term debt	61,361	60,764	59,859
Other liabilities	27,353	26,552	26,389
Total liabilities	634,751	626,694	615,931
Shareholders' equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,623	8,728	8,678
Retained earnings	81,944	80,906	77,691
Less treasury stock	(24,387)	(24,283)	(24,060)
Accumulated other comprehensive income (loss)	(7,223)	(6,987)	(9,042)
Total U.S. Bancorp shareholders' equity	65,786	65,193	60,096
Noncontrolling interests	461	458	462
Total equity	66,247	65,651	60,558
Total liabilities and equity	$700,998	$692,345	$676,489
(a)Effective January 1, 2026, U.S. Bancorp reclassified small business credit card loans from the 'Commercial' loan portfolio to the 'Credit card' loan portfolio. Prior period balances have been conformed to current period presentation.

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	March 31, 2026		December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total equity	$66,247		$65,651	$63,798	$61,896	$60,558
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(461)		(458)	(458)	(458)	(462)
Common equity(a)	58,978		58,385	56,532	54,630	53,288
Goodwill (net of deferred tax liability)(1)	(11,588)		(11,603)	(11,603)	(11,613)	(11,521)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,429)		(1,507)	(1,605)	(1,699)	(1,761)
Tangible common equity(b)	45,961		45,275	43,324	41,318	40,006

Total assets(c)	700,998		692,345	695,357	686,370	676,489
Goodwill (net of deferred tax liability)(1)	(11,588)		(11,603)	(11,603)	(11,613)	(11,521)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,429)		(1,507)	(1,605)	(1,699)	(1,761)
Tangible assets(d)	687,981		679,235	682,149	673,058	663,207

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company(e)	487,958	*	480,382	465,092	459,521	450,290
Common shares outstanding(f)	1,555		1,555	1,556	1,558	1,560

Ratios *
Common equity to assets(a)/(c)	8.4%		8.4%	8.1%	8.0%	7.9%
Tangible common equity to tangible assets(b)/(d)	6.7		6.7	6.4	6.1	6.0
Tangible common equity to risk-weighted assets(b)/(e)	9.4		9.4	9.3	9.0	8.9
Tangible book value per common share(b)/(f)	$29.56		$29.12	$27.84	$26.52	$25.64

	Three Months Ended
	March 31, 2026		December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Net income applicable to U.S. Bancorp common shareholders	$1,841		$1,965	$1,893	$1,733	$1,603
Intangibles amortization (net-of-tax)	87		100	99	98	97
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	1,928		2,065	1,992	1,831	1,700
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangible amortization(g)	7,819		8,193	7,903	7,344	6,894

Average total equity	66,315		65,048	63,101	61,356	60,071
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(458)		(458)	(458)	(457)	(460)
Average goodwill (net of deferred tax liability)(1)	(11,601)		(11,599)	(11,609)	(11,544)	(11,513)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,474)		(1,568)	(1,659)	(1,734)	(1,806)
Average tangible common equity(h)	45,974		44,615	42,567	40,813	39,484

Return on tangible common equity(g)/(h)	17.0%		18.4%	18.6%	18.0%	17.5%

Net interest income	$4,263		$4,284	$4,222	$4,051	$4,092
Taxable-equivalent adjustment(2)	28		28	29	29	30
Net interest income, on a taxable-equivalent basis	4,291		4,312	4,251	4,080	4,122

Net interest income, on a taxable-equivalent basis (as calculated above)	4,291		4,312	4,251	4,080	4,122
Noninterest income	2,997		3,053	3,078	2,924	2,836
Less: Securities gains (losses), net	(35)		3	(7)	(57)	—
Total net revenue, excluding net securities gains (losses)(i)	7,323		7,362	7,336	7,061	6,958

Noninterest expense(j)	4,265		4,227	4,197	4,181	4,232

Efficiency ratio(j)/(i)	58.2%		57.4%	57.2%	59.2%	60.8%
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars in Millions, Unaudited)	March 31, 2026	March 31, 2025	Percent Change
Net interest income	$4,263	$4,092
Taxable-equivalent adjustment(1)	28	30
Net interest income, on a taxable-equivalent basis	4,291	4,122

Net interest income, on a taxable-equivalent basis (as calculated above)	4,291	4,122
Noninterest income	2,997	2,836
Less: Securities gains (losses), net	(35)	—
Total net revenue, excluding net securities gains (losses)	7,323	6,958	5.2%	(a)

Noninterest expense	4,265	4,232	0.8%	(b)

Operating leverage(a) - (b)	4.4%

(1)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Business Segment Schedules First Quarter 2026
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

BUSINESS SEGMENT FINANCIAL PERFORMANCE				Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change
Business Segment	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25
Wealth, Corporate, Commercial and Institutional Banking	$1,434	$1,288	$1,205	11.3	19.0
Consumer and Business Banking	616	542	597	13.7	3.2
Payment Services	231	124	232	86.3	(.4)
Treasury and Corporate Support	(336)	91	(325)	nm	(3.4)
Consolidated Company	$1,945	$2,045	$1,709	(4.9)	13.8

	Income Before Provision and Taxes			Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25
Wealth, Corporate, Commercial and Institutional Banking	$1,977	$1,874	$1,649	5.5	19.9
Consumer and Business Banking	894	799	858	11.9	4.2
Payment Services	655	627	626	4.5	4.6
Treasury and Corporate Support	(503)	(162)	(407)	nm	(23.6)
Consolidated Company	$3,023	$3,138	$2,726	(3.7)	10.9
Business Segments
The Company’s major business segments are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business segment results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2026, certain organization and methodology changes were made, including moving the Impact Finance business unit from the Treasury and Corporate Support business segment to the Wealth, Corporate, Commercial and Institutional Banking business segment. In addition, card revenue generated from debit cards, which was previously included in the Payment Services business segment, is now included in the Consumer and Business Banking business segment. Prior period results were recast and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING				Preliminary Data
($ in millions)				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,874	$1,798	$1,709	4.2	9.7
Noninterest income	1,608	1,614	1,422	(.4)	13.1
Total net revenue	3,482	3,412	3,131	2.1	11.2
Noninterest expense	1,505	1,538	1,482	(2.1)	1.6
Income before provision and taxes	1,977	1,874	1,649	5.5	19.9
Provision for credit losses	65	157	42	(58.6)	54.8
Income before income taxes	1,912	1,717	1,607	11.4	19.0
Income taxes and taxable-equivalent adjustment	478	429	402	11.4	18.9
Net income	1,434	1,288	1,205	11.3	19.0
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,434	$1,288	$1,205	11.3	19.0

Average Balance Sheet Data
Loans	$203,834	$193,976	$182,191	5.1	11.9
Other earning assets	15,378	13,378	13,142	14.9	17.0
Goodwill	4,826	4,826	4,824	—	—
Other intangible assets	682	726	863	(6.1)	(21.0)
Assets	256,107	242,907	230,619	5.4	11.1

Noninterest-bearing deposits	57,812	59,499	56,001	(2.8)	3.2
Interest-bearing deposits	229,770	226,306	219,157	1.5	4.8
Total deposits	287,582	285,805	275,158.6		4.5

Total U.S. Bancorp shareholders' equity	24,200	24,511	23,508	(1.3)	2.9

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, commercial real estate, government and institutional clients, and also includes investments in tax-advantaged projects.

Wealth, Corporate, Commercial and Institutional Banking generated $1,977 million of income before provision and taxes in the first quarter of 2026, compared with $1,649 million in the first quarter of 2025, and contributed $1,434 million of the Company’s net income in the first quarter of 2026.

Total net revenue increased compared with the first quarter of 2025 driven by higher net interest income due to higher deposit balances, as well as an increase in noninterest income, primarily due to higher trust and investment management fees and higher capital markets revenue.

Noninterest expense increased compared with the first quarter of 2025, primarily due to higher compensation and employee benefits expense and higher net shared services expense, partially offset by lower other noninterest expense.

The provision for credit losses increased compared with the first quarter of 2025, primarily due to loan growth.

CONSUMER AND BUSINESS BANKING				Preliminary Data
($ in millions)				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,801	$1,762	$1,768	2.2	1.9
Noninterest income	524	507	530	3.4	(1.1)
Total net revenue	2,325	2,269	2,298	2.5	1.2
Noninterest expense	1,431	1,470	1,440	(2.7)	(.6)
Income before provision and taxes	894	799	858	11.9	4.2
Provision for credit losses	72	76	62	(5.3)	16.1
Income before income taxes	822	723	796	13.7	3.3
Income taxes and taxable-equivalent adjustment	206	181	199	13.8	3.5
Net income	616	542	597	13.7	3.2
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$616	$542	$597	13.7	3.2

Average Balance Sheet Data
Loans	$144,291	$145,007	$153,906	(.5)	(6.2)
Other earning assets	2,409	2,850	1,778	(15.5)	35.5
Goodwill	4,326	4,326	4,326	—	—
Other intangible assets	3,914	4,022	4,368	(2.7)	(10.4)
Assets	156,943	158,209	166,491	(.8)	(5.7)

Noninterest-bearing deposits	18,364	19,464	19,204	(5.7)	(4.4)
Interest-bearing deposits	204,121	202,952	198,866.6		2.6
Total deposits	222,485	222,416	218,070	—	2.0

Total U.S. Bancorp shareholders' equity	13,107	13,293	13,705	(1.4)	(4.4)

Consumer and Business Banking comprises consumer banking, small business banking, debit cards and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATMs, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $894 million of income before provision and taxes in the first quarter of 2026, compared with $858 million in the first quarter of 2025, and contributed $616 million of the Company’s net income in the first quarter of 2026.

Total net revenue increased compared with the first quarter of 2025, driven by higher net interest income, resulting from higher deposit balances and favorable deposit mix, partially offset by lower loan balances and yields. Noninterest income was relatively stable.

Noninterest expense was relatively stable, reflecting continued expense discipline across the segment.

The provision for credit losses increased compared with the first quarter of 2025, primarily due to higher net charge-offs.

PAYMENT SERVICES				Preliminary Data
($ in millions)				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$794	$794	$742	—	7.0
Noninterest income	925	969	912	(4.5)	1.4
Total net revenue	1,719	1,763	1,654	(2.5)	3.9
Noninterest expense	1,064	1,136	1,028	(6.3)	3.5
Income before provision and taxes	655	627	626	4.5	4.6
Provision for credit losses	347	461	317	(24.7)	9.5
Income before income taxes	308	166	309	85.5	(.3)
Income taxes and taxable-equivalent adjustment	77	42	77	83.3	—
Net income	231	124	232	86.3	(.4)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—
Net income attributable to U.S. Bancorp	$231	$124	$232	86.3	(.4)

Average Balance Sheet Data
Loans	$44,003	$43,943	$41,607.1		5.8
Other earning assets	5	5	57	—	(91.2)
Goodwill	3,481	3,478	3,391.1		2.7
Other intangible assets	237	251	249	(5.6)	(4.8)
Assets	49,006	48,919	46,825.2		4.7

Noninterest-bearing deposits	2,425	2,432	2,616	(.3)	(7.3)
Interest-bearing deposits	94	95	94	(1.1)	—
Total deposits	2,519	2,527	2,710	(.3)	(7.0)

Total U.S. Bancorp shareholders' equity	10,596	10,457	10,229	1.3	3.6

Payment Services includes consumer and business credit cards, stored-value cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $655 million of income before provision and taxes in the first quarter of 2026, compared with $626 million in the first quarter of 2025, and contributed $231 million of the Company’s net income in the first quarter of 2026.

Total net revenue increased compared with the first quarter of 2025, driven by an increase in net interest income, primarily due to higher loan balances and lower funding costs, and an increase in noninterest income, primarily due to higher card revenue and higher merchant processing services revenue.

Noninterest expense increased primarily due to higher compensation and employee benefits expense and marketing and business development expense, partially offset by lower net shared services expense.

The provision for credit losses increased compared with the first quarter of 2025, primarily due to loan growth, partially offset by lower net charge-offs.

TREASURY AND CORPORATE SUPPORT				Preliminary Data
($ in millions)				Percent Change
	1Q 2026	4Q 2025	1Q 2025	1Q26 vs 4Q25	1Q26 vs 1Q25
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($178)	($42)	($97)	nm	(83.5)
Noninterest income	(60)	(37)	(28)	(62.2)	nm
Total net revenue	(238)	(79)	(125)	nm	(90.4)
Noninterest expense	265	83	282	nm	(6.0)
Income (loss) before provision and taxes	(503)	(162)	(407)	nm	(23.6)
Provision for credit losses	92	(117)	116	nm	(20.7)
Income (loss) before income taxes	(595)	(45)	(523)	nm	(13.8)
Income taxes and taxable-equivalent adjustment	(264)	(142)	(205)	(85.9)	(28.8)
Net income	(331)	97	(318)	nm	(4.1)
Net (income) loss attributable to noncontrolling interests	(5)	(6)	(7)	16.7	28.6
Net income (loss) attributable to U.S. Bancorp	($336)	$91	($325)	nm	(3.4)

Average Balance Sheet Data
Loans	$1,432	$1,359	$1,324	5.4	8.2
Other earning assets	212,810	219,699	216,225	(3.1)	(1.6)
Goodwill	—	—	—	—	—
Other intangible assets	7	7	8	—	(12.5)
Assets	226,226	233,598	225,458	(3.2)	.3

Noninterest-bearing deposits	2,027	1,900	1,875	6.7	8.1
Interest-bearing deposits	506	2,494	8,721	(79.7)	(94.2)
Total deposits	2,533	4,394	10,596	(42.4)	(76.1)

Total U.S. Bancorp shareholders' equity	17,954	16,329	12,169	10.0	47.5

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business segments, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $503 million loss before provision and taxes in the first quarter of 2026, compared with a $407 million loss before provision and taxes in the first quarter of 2025, and recorded a net loss of $336 million in the first quarter of 2026.

Total net revenue decreased compared with the first quarter of 2025, driven by lower net interest income, primarily due to lower earning assets, and lower noninterest income, primarily due to losses from repositioning a portion of the securities portfolio.

Noninterest expense decreased compared with the first quarter of 2025 primarily due to lower compensation and employee benefits expense, partially offset by higher technology and communications expense and marketing and business development expense.

The provision for credit losses decreased compared with the first quarter of 2025 primarily due to stable portfolio credit performance amid a continuing high level of economic uncertainty.

Income taxes are assessed to each business segment at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.